Exhibit 3.1

VIRTUAL PIGGY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, Scott McPherson, hereby certifies that:

1.          He is the Chief Financial Officer of Virtual Piggy, Inc., a Delaware corporation (the “Corporation”).

2.          The Corporation is authorized to issue 2,000,000 shares of preferred stock, par value $0.0001 per share, of which (a) 195,500 shares have been designated Series A Cumulative Convertible Preferred Stock, 108,600 of which shares of Series A Cumulative Convertible Preferred Stock are issued and outstanding and (b) 222,222 shares have been designated Series B Cumulative Convertible Preferred Stock, 28,378 of which shares of Series B Cumulative Convertible Preferred Stock are issued and outstanding.

3.          The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the certificate of incorporation, as amended to date, of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of up to 2,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, as of the date hereof, 195,500 shares of Preferred Stock have been designated Series A Cumulative Convertible Preferred Stock, 108,600 of which are issued and outstanding, 222,222 shares of Preferred Stock have been designated Series B Cumulative Convertible Preferred Stock, 28,378 of which are issued and outstanding, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize 150,000 shares of Series C Cumulative Convertible Preferred Stock pursuant to the following Certificate of Designation of Preferences, Rights and Limitations.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby authorize the following Certificate of Designation of Preferences, Rights and Limitations to provide for the issuance of a Series C Cumulative Convertible Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series C Cumulative Convertible Preferred Stock as follows:

TERMS OF SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

1.            Designation, Amount and Par Value.  This series of Preferred Stock shall be designated as the Corporation’s Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 150,000 (which shall not be subject to increase without the consent of a majority of the holders of the Series C Preferred Stock.  Each share of Series C Preferred Stock shall have a par value of $0.0001 per share.

2.             Ranking.

2.1          Senior Preferred.  The Corporation’s authorized Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) shall rank equal in priority to the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution.  The Corporation is authorized to issue other series of Preferred Stock that rank equal to the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution.  The Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and such other series of Preferred Stock that ranks equal to the Series C Preferred Stock are collectively referred to herein as the “Senior Preferred Stock”.  Such other series of Preferred Stock that rank equal to the Series C Preferred Stock are referred to herein as the “Additional Senior Preferred Stock”.

2.2          Preferred Stock Senior to Series C Preferred Stock. Notwithstanding the terms of Section 2.1 above,  the Corporation is authorized to issue other series of Preferred Stock that rank senior to the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution to the extent that such other Preferred Stock issuance is to a strategic or industry investor.

2.3          Junior Preferred.  In addition to the Senior Preferred Stock, the Corporation is authorized to issue other series of preferred stock that rank junior to the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution (the “Junior Preferred Stock”).  The Series C Preferred Stock and any other series of Senior Preferred Stock shall rank senior to the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) and the Junior Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution.

3              Dividends and Other Distributions.

3.1          Accruing Dividends and Dividend Rate. From and after the date of the issuance of any shares of Series C Preferred Stock, dividends at the rate per annum of $7.20 per share shall accrue on such shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 3 or in Subsection 4.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends.  Under and subject to the last sentence of this Section, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend.  The “Series C Original Issue Price” shall mean $90.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. Notwithstanding the foregoing, the Company has the right to issue one or more additional classes of Preferred Shares that provide for the declaration, payment and/or setting aside of the payment of dividends and such other dividend rights that are senior and in priority to the rights provided above, provided such one or more additional classes of Preferred Shares are issued under and subject to Section 2.2 above.

4.             Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
4.1          Preferential Payments to Holders of Series C Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or Junior Preferred Stock by reason of their ownership thereof, an amount per share equal to seven times (7x) the Series C Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Preference Amount”).  The Series C Preference Amount shall be paid on a pari passu basis with the liquidation preference payable to the holders of Additional Senior Preferred Stock, if any, not to exceed seven times (7x) the issue price of the Additional Senior Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.  Any preference on a series of Additional Senior Preferred Stock in excess of seven times (7x) the issue price of the Additional Senior Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon, shall not be paid pari passu with the Series C Preference Amount; but rather, after and subordinate to the Series C Preference Amount.  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 4.1, the holders of shares of Series C Preferred Stock and Additional Senior Preferred Stock, if any, shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Notwithstanding the foregoing, the Company has the right to issue one or more additional classes of Preferred Stock that provide for preferential payments upon liquidation, winding-up or dissolution and such other preferential payment rights that are senior and in priority to the rights provided above, provided such one or more additional classes of Preferred Stock are issued under and subject to Section 2.2 above.

4.2          Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock and Additional Senior Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Junior Preferred Stock, if any, to the extent of their preference and thereafter among the holders of the shares of Common Stock, Series C Preferred Stock and any series of Preferred Stock entitled to participation rights, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation; provided, however, that if the aggregate amount per share which the holders of Series C Preferred Stock are entitled to receive under Subsections 4.1 and 4.2 shall exceed seven-and-a-half times (7.5x) the Series C Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Maximum Participation Amount”), each holder of Series C Preferred Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series C Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.  The aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under Subsections 4.1 and 4.2 is hereinafter referred to as the “Series C Liquidation Amount.”

4.3          Deemed Liquidation Events.

4.3.1        Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series C Preferred Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)          a merger or consolidation in which

(i)          the Corporation is a constituent party or

(ii)          a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.3.2        Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 4.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4.1 and 4.2., unless the holders of at least a majority of the outstanding shares of Series C Preferred Stock elect otherwise by written notice sent to the Corporation.

(b)          In the event of a Deemed Liquidation Event referred to in Subsection 4.3.1(a)(ii) or 4.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series C Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series C Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Series C Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.  Prior to the distribution or redemption provided for in this Subsection 4.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

4.3.3        Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Subsection 4.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)          For securities not subject to investment letters or other similar restrictions on free marketability,

(i)          if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii)         if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

(iii)        if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)          The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

5.             Voting.

5.1          General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.2          Series C Preferred Stock Protective Provisions.  For so long as (i) the Corporation has not issued any other series of Preferred Stock that rank senior to the Series C Preferred Stock in accordance with Section 2.2 hereof and (ii) at least fifty percent (50%) of the number of shares of Series C Preferred Stock originally issued (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series C Preferred Stock) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

5.2.1          liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless as a result of any Deemed Liquidation Event, the holders of the Series C Preferred Shares receive their full Series C Preference Amount, in which case no such consent shall be necessary;

5.2.2          amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock; or

5.2.3          create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock other than shares of Common Stock or as otherwise permitted in Section 2 hereof, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock (other than Common Stock) other than as permitted in Section 2 hereof.

6.          Optional Conversion.

The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

6.1          Right to Convert.

6.1.1          Conversion Ratio.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion.  The “Series C Conversion Price” shall initially be equal to $0.90.  Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6.4 hereof and shall be subject to the limitation set forth in Section 6.1.3 hereof.

6.1.2          Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.

6.1.3          Limitation on Conversion. Each holder of Series C Preferred Stock shall not have the right to convert any portion of the Series C Preferred Stock pursuant to Section 6.1 hereof, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of this Section 6.1.3, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Form 10-Q or Form 8-K, as the case may be (y) a more recent public announcement by the Corporation or (z) any other notice by the Corporation or the transfer agent of the Corporation setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one business day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Corporation, the holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation (unless such notice is provided prior to the initial issuance of such Series C Preferred Stock), and (ii) any such increase or decrease will apply only to the holder and not to any other holder of Series C Preferred Stock.

6.2          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.3          Mechanics of Conversion.

6.3.1          Notice of Conversion.  In order for a holder of Series C Preferred Stock to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Series C Preferred Stock) that such holder elects to convert all or any number of such holder’s shares of Series C Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Series C Preferred Stock).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent for the Series C Preferred Stock) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series C Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series C Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 6.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series C Preferred Stock converted.

6.3.2          Reservation of Shares.  Prior to, or as promptly following the issuance of the Series C Preferred Stock as it may do so, the Corporation shall reserve a number of shares of Common Stock equal to at least 150% of the number of shares of Common Stock into which the issued Series C Preferred Stock are convertible at issuance.  At all times when the Series C Preferred Stock shall be outstanding, the Corporation shall take such corporate action as may be necessary to reserve and keep such number of shares available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series C Conversion Price.

6.3.3          Effect of Conversion.  All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 6.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

6.3.4          No Further Adjustment.  Upon any such conversion, no adjustment to the Series C Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

6.3.5          Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 6.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6.4          Adjustments to Series C Conversion Price for Diluting Issues.

6.4.1          Special Definitions.  For purposes of this Section 6, the following definitions shall apply:

  (a)        “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

  (b)        “Series C Original Issue Date” shall mean the date on which the Series C Preferred Stock was first authorized pursuant to this Certificate of Designation.

  (c)        “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

  (d)        “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 6.4.3 below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)          shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series C Preferred Stock or any Additional Senior Preferred Stock;

(ii)         shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 6.5, 6.6, 6.7 or 6.8;

(iii)          shares of Common Stock, Options or Convertible Securities issued to investment bankers or broker-dealers in connection with the issuance of the Series C Preferred Stock;

(iv)         shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(v)          shares of Common Stock, Options or Convertible Securities issued in connection with a bona-fide strategic transaction approved by the Board of Directors of the Corporation, where the purchaser is a strategic or industry investor;

(vi)         shares of Common Stock actually issued upon the conversion of the Senior Preferred Stock; or

(vii)        shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

6.4.2        No Adjustment of Series C Conversion Price.  No adjustment in the Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

6.4.3        Deemed Issue of Additional Shares of Common Stock.

(a)          If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, until such time as the Common Stock is no longer issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(b)          If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 6.4.4 or Subsection 6.4.5, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security)  to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series C Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series C Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series C Conversion Price to an amount which exceeds the lower of (i) the Series C Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series C Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 6.4.4 or Subsection 6.4.5 (either because the consideration per share (determined pursuant to Subsection 6.4.6) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series C Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised after the Series C Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security)  to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 6.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)          Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 6.4.4 or Subsection 6.4.5, the Series C Conversion Price shall be readjusted to such Series C Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series C Conversion Price provided for in this Subsection 6.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 6.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series C Conversion Price that would result under the terms of this Subsection 6.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series C Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

6.4.4        Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series C Original Issue Date and prior to the one-year anniversary of the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6.4.3), without consideration or for a consideration per share less than the applicable Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.0001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

6.4.5        Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the one-year anniversary of the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6.4.3), without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)          “CP2” shall mean the Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)          “CP1” shall mean the Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options and Warrants outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series C Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

6.4.6        Determination of Consideration.  For purposes of this Subsection 6.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)          Cash and Property:  Such consideration shall:

(i)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)          insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)          Options, Warrants and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 6.4.3, relating to Options, Warrants and Convertible Securities, shall be determined by dividing:

(i)          The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options, Warrants or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, Warrants or the conversion or exchange of such Convertible Securities, or in the case of Options or Warrants for Convertible Securities, the exercise of such Options or Warrants for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)          the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Warrants or the conversion or exchange of such Convertible Securities, or in the case of Options or Warrants for Convertible Securities, the exercise of such Options or Warrants for Convertible Securities and the conversion or exchange of such Convertible Securities.

6.4.7          Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 6.4.4 or Subsection 6.4.5, then, upon the final such issuance, the Series C Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.5          Adjustment for Stock Splits and Combinations.   If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock, the Series C Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, the Series C Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.6          Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series C Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

6.7          Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series C Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

6.8          Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 4.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 6.4, 6.6 or 6.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.  For the avoidance of doubt, nothing in this Subsection 6.8 shall be construed as preventing the holders of Series C Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 6.8 be deemed conclusive evidence of the fair value of the shares of Series C Preferred Stock in any such appraisal proceeding.

6.9           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series C Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series C Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock.

6.10         Notice of Record Date.  In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series C Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.             Mandatory Conversion.

7.1          Trigger Events.  In the event (a) the shares of Common Stock into which the shares of Series C Preferred Stock are convertible are either covered by an effective registration statement, or can be freely traded without volume or other limitations under Rule 144; and (b) the average closing price of the Common Stock for 20 consecutive trading days exceeds two-and-a-half times (2.5x) the Series C Conversion Price (the “Mandatory Conversion Time”), then, subject to the exception set forth in Section 7.2(b) hereof, (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 6.1.1; and (ii) such shares may not be reissued by the Corporation.

7.2          Procedural Requirements.  All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 7.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series C Preferred Stock in certificated form shall either:

(a)          surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice; or

(b)          retain his, her or its certificate or certificates for all such shares, in which case, at all times after the Mandatory Conversion Time the shares of Series C Preferred Stock shall be treated as a Common Stock equivalent, entitled to all of the rights, preferences and privileges of the Common Stock and none of the rights, preferences and privileges of the Series C Preferred Stock described in this Certificate of Designation.

If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series C Preferred Stock converted pursuant to Subsection 7.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 7.2.  As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof  and (b) pay cash as provided in Subsection 6.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted.  Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

7.3          Maximum Percentage No Applicable.  The limitation set forth in Section 6.1.3 on the holder’s right to effect an optional conversion of Series C Preferred Stock in excess of the Maximum Percentage shall not apply to mandatory conversion pursuant to Section 7.

8.             [Intentionally Omitted]

9.             Amendments and Waiver.  No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class,  and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.  Any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series C Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series C Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 9.

10.           Notices.  Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series C Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

11.           Transferability.

11.1          The Series C Preferred Stock constitutes “restricted securities” as such term is defined in Rule 144(a)(3) under the Act and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or “blue sky” laws.  Without limiting the generality of the foregoing, the Series C Preferred Stock may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless (A) subsequently registered thereunder, (B) holder shall have delivered to the Corporation an opinion of counsel reasonably acceptable to the Corporation, in a form generally acceptable to the Corporation, to the effect that such Series C Preferred Stock to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration, or (C) holder provides the Corporation and its legal counsel with reasonable assurance that such Series C Preferred Stock can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144A promulgated under the Act;

11.2          So long as is required by this Section 11, the certificates or other instruments representing the Series C Preferred Stock shall bear any legends as required by applicable state securities or “blue sky” laws, in addition to the following restrictive legend (and that a stop-transfer order shall be placed against transfer of such certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE CORPORATION.

11.3          The Corporation shall keep at its principal office, or at the offices of its Transfer Agent, a register of the Series C Preferred Stock.  Upon the surrender of any certificate representing Series C Preferred Stock at such place, the Corporation, at the request of the record holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

12.           Lost or Mutilated Preferred Stock Certificate.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

13.           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, president, chief financial officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this Certificate of Designation this 26th day of August, 2016.

VIRTUAL PIGGY, INC.

By:	/s/ Scott McPherson
Scott McPherson Chief Financial Officer